FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES FIRST QUARTER 2022
NET INCOME OF $1.15 PER SHARE AND CORE INCOME OF $1.16 PER SHARE
•Net income was $313 million versus $312 million in the prior year quarter, core income was up 20% to $316 million versus $263 million in the prior year quarter.
•The P&C combined ratio was 91.9%, the lowest in over five years, compared with 98.1% in the prior year quarter, including 1.0 point of catastrophe loss impact compared with 6.8 points in the prior year quarter.
•The underlying combined ratio was 91.4% compared with 91.9% in the prior year quarter. The underlying loss ratio was 60.1% and the expense ratio was 31.0%.
•P&C segments, excluding third party captives, generated gross written premium growth of 8%. Net written premium growth was 4% in the quarter.
•P&C written rate of +7% and earned rate of +9% for the quarter.
•Net investment income of $448 million pretax includes $8 million of income from limited partnerships and common stock compared with $504 million of pretax net investment income which included $61 million of income from limited partnerships and common stock in the prior year quarter.
•Book value per share excluding AOCI of $44.67, a 2% increase from year-end 2021 adjusting for $2.40 of dividends per share; book value per share of $39.87 was also impacted by a decrease in AOCI reflecting the effect of higher interest rates on fixed income net unrealized gains and losses.
•Board of Directors declares regular quarterly cash dividend of $0.40 per share.

CHICAGO, May 2, 2022 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2022 net income of $313 million, or $1.15 per share, versus $312 million, or $1.14 per share, in the prior year quarter. Core income for the quarter was $316 million, or $1.16 per share, versus $263 million, or $0.96 per share, in the prior year quarter. Net investment losses for the quarter were $3 million, versus net investment gains of $49 million in the prior year quarter.
Our Property & Casualty segments produced core income of $321 million for the first quarter of 2022, an increase of $58 million, or 22%, compared to the prior year quarter due to lower catastrophe losses and improved non-catastrophe current accident year underwriting results partially offset by lower net investment income driven by limited partnership and common stock returns. Property & Casualty segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 4%, driven by written rate of +7% for the quarter and new business growth of 14%.
Our Life & Group and Corporate & Other segments produced core income (loss) for the first quarter of 2022 of $23 million and $(28) million, respectively.
CNA Financial declared a quarterly dividend of $0.40 per share, payable June 2, 2022 to stockholders of record on May 16, 2022.

	Results for the Three months ended March 31
($ millions, except per share data)	2022	2021
Net income	$313	$312
Core income (a)	316	263

Net income per diluted share	$1.15	$1.14
Core income per diluted share	1.16	0.96

	March 31, 2022	December 31, 2021
Book value per share	$39.87	$47.20
Book value per share excluding AOCI	44.67	46.02
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We are off to a good start in 2022 with a 20% increase in core income resulting from improved underlying P&C underwriting income and lower catastrophe losses. Our combined ratio of 91.9% was the lowest quarterly combined ratio in over five years. Gross written premium growth ex captives was 8% in the quarter. Earned rate increase of 9% remains comfortably above loss cost trends and a positive gap should persist through year-end as written rate increases, which were 7% in the quarter, are moderating at a measured pace and remain robust where needed most. With significant rate achievement over the last several years and improved terms and conditions, we remain optimistic about the market conditions and our growth opportunities for the remainder of 2022,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Gross written premiums ex. 3rd party captives	$2,454	$2,270
GWP ex. 3rd party captives change (% year over year)	8%
Net written premiums	$2,023	$1,937
NWP change (% year over year)	4%
Net investment income	$235	$279
Core income	321	263

Loss ratio excluding catastrophes and development	60.1%	60.1%
Effect of catastrophe impacts	1.0	6.8
Effect of development-related items	(0.5)	(0.6)
Loss ratio	60.6%	66.3%

Expense ratio	31.0%	31.5%

Combined ratio	91.9%	98.1%
Combined ratio excluding catastrophes and development	91.4%	91.9%
•The underlying combined ratio improved 0.5 points as compared with the prior year quarter due to an improvement in the expense ratio primarily driven by net earned premium growth of 5% and lower acquisition costs.
•The combined ratio improved 6.2 points as compared with the prior year quarter. Catastrophe losses were $19 million, or 1.0 point of the loss ratio in the quarter compared with $125 million, or 6.8 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.5 points in the current quarter compared with 0.6 points of improvement in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 4%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Gross written premiums ex. 3rd party captives	$885	$816
GWP ex. 3rd party captives change (% year over year)	8%
Net written premiums	$771	$742
NWP change (% year over year)	4%
Core income	$163	$170

Loss ratio excluding catastrophes and development	58.9%	59.4%
Effect of catastrophe impacts	—	0.7
Effect of development-related items	(1.3)	(2.1)
Loss ratio	57.6%	58.0%

Expense ratio	30.9%	30.6%

Combined ratio	88.7%	88.8%
Combined ratio excluding catastrophes and development	90.0%	90.2%
•The underlying combined ratio improved 0.2 points as compared with the prior year quarter, driven by improvement in the underlying loss ratio.
•The combined ratio improved 0.1 point as compared with the prior year quarter. There were no catastrophe losses in the first quarter of 2022 compared with $5 million, or 0.7 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.3 points in the quarter compared with 2.1 points of improvement in the prior year quarter.
•Gross written premiums, excluding third party captives, grew 8% and net written premiums grew 4% for the first quarter of 2022.

Commercial

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Gross written premiums ex. 3rd party captives	$1,206	$1,111
GWP ex. 3rd party captives change (% year over year)	9%
Net written premiums	$1,001	$960
NWP change (% year over year)	4%
Core income	$132	$69

Loss ratio excluding catastrophes and development	61.5%	60.8%
Effect of catastrophe impacts	1.8	13.4
Effect of development-related items	—	0.5
Loss ratio	63.3%	74.7%

Expense ratio	30.7%	31.4%

Combined ratio	94.5%	106.7%
Combined ratio excluding catastrophes and development	92.7%	92.8%
•The underlying combined ratio improved 0.1 point as compared with the prior year quarter. The expense ratio improved 0.7 points driven by net earned premium growth of 6% and lower acquisition costs. The underlying loss ratio increased 0.7 points due to a shift in mix of business associated with the property quota share treaty purchased during June of 2021. Our property coverages, which have a lower underlying loss ratio than most other commercial coverages, now represent a smaller proportion of net earned premiums. On a mix adjusted basis, there was no change in the underlying loss ratio.
•The combined ratio improved 12.2 points as compared with the prior year quarter, reflecting the lowest combined ratio since 2008. Catastrophe losses were $16 million, or 1.8 points of the loss ratio in the first quarter of 2022 compared with $115 million, or 13.4 points of the loss ratio, for the prior year quarter.
•Gross written premiums, excluding third party captives, grew 9% and net written premiums grew 4% for the first quarter of 2022.

International

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Gross written premiums	$363	$343
GWP change (% year over year)	6%
Net written premiums	$251	$235
NWP change (% year over year)	7%
Core income	$26	$24

Loss ratio excluding catastrophes and development	58.6%	59.6%
Effect of catastrophe impacts	1.2	2.0
Effect of development-related items	—	(0.1)
Loss ratio	59.8%	61.5%

Expense ratio	32.6%	34.4%

Combined ratio	92.4%	95.9%
Combined ratio excluding catastrophes and development	91.2%	94.0%
•The underlying combined ratio improved 2.8 points as compared with the prior year quarter. The expense ratio improved 1.8 points driven by lower acquisition costs and net earned premium growth of 5%. The underlying loss ratio improved 1.0 point.
•The combined ratio improved 3.5 points as compared with the prior year quarter. Catastrophe losses were $3 million, or 1.2 points of the loss ratio in the first quarter of 2022, compared with $5 million, or 2.0 points of the loss ratio, for the prior year quarter.
•Gross written premiums grew 6%, or 9% excluding currency fluctuations, and net written premiums grew 7%, or 11% excluding currency fluctuations, for the first quarter of 2022.

Life & Group

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Net earned premiums	$120	$120
Net investment income	212	219
Core income	23	36
Core income decreased $13 million for the first quarter of 2022 as compared with the same period in 2021 primarily due to lower net investment income and higher expenses.
Corporate & Other

	Results for the Three Months Ended March 31
($ millions)	2022	2021
Net investment income	$1	$6
Interest expense	28	28
Core loss	(28)	(36)
Core loss improved $8 million for the first quarter of 2022 as compared with the prior year quarter. The prior year quarter included the recognition of a $12 million after-tax loss resulting from the cession of a legacy portfolio of excess workers' compensation policies under a retroactive reinsurance agreement.
Net Investment Income

	Results for the Three Months Ended March 31
	2022	2021
Net investment income	$448	$504
Net investment income decreased $56 million as compared with the prior year quarter. The decrease was driven by limited partnership and common stock investments, which returned 0.4%, or $8 million for the first quarter of 2022 compared with 3.4%, or $61 million in the prior year quarter.
Stockholders' Equity
Stockholders’ equity of $10.8 billion decreased 16% from year-end 2021, primarily due to a decrease in net unrealized investment gains as a result of higher interest rates and dividends paid to stockholders, partially offset by net income. Net unrealized investment gains decreased $1.6 billion after-tax driven by a decrease in unrealized investment gains of $3.4 billion, partially offset by Shadow Adjustments of $1.4 billion and tax of $0.4 billion. Book value per share of $39.87 likewise decreased 16% from year-end 2021.
Book value per share ex AOCI of $44.67 increased 2% from year-end 2021 adjusting for $2.40 of dividends per share.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contact

Media:	Analysts:
Cara McCall, 312-822-1309	Amy C. Adams, 312-822-5533
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), excess workers' compensation (EWC) and legacy mass tort.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophes and development.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
•Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
•Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
•Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.
•New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.

The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

To the extent that unrealized gains on fixed income securities supporting certain products within the Life & Group segment would result in a premium deficiency, or would impact the reserve balance if realized, a related increase in Insurance reserves is recorded, net of tax, as a reduction of net unrealized gains through Other comprehensive income (loss) (Shadow Adjustments).

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three months ended March 31
($ millions)	2022	2021
Net income	$313	$312
Less: Net investment gains (losses)	(3)	49
Core income	$316	$263
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three months ended March 31
	2022	2021
Net income per diluted share	$1.15	$1.14
Less: Net investment gains (losses)	(0.01)	0.18
Core income per diluted share	$1.16	$0.96
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	March 31, 2022	December 31, 2021
Book value per share	$39.87	$47.20
Less: Per share impact of AOCI	(4.80)	1.18
Book value per share excluding AOCI	$44.67	$46.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three months ended March 31
($ millions)	2022	2021
Annualized net income	$1,251	$1,247
Average stockholders' equity including AOCI (a)	11,813	12,398
Return on equity	10.6%	10.1%

Annualized core income	$1,263	$1,053
Average stockholders' equity excluding AOCI (a)	12,304	11,903
Core return on equity	10.3%	8.8%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2022 CNA. All rights reserved.

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